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                                                                   Exhibit 3.4

              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
                         (LAST REVISED JANUARY 18, 2005)

I.        COMMITTEE PURPOSE

The primary objectives of the Nominating and Corporate Governance Committee (the "Governance Committee") are (1) to identify individuals qualified to become members of the Board of Directors (the "Board") of Boston Capital Real Estate Investment Trust, Inc. (the "Company"), and to recommend to the Board proposed nominees for Board membership; (2) to recommend to the Board, directors to serve on each standing committee of the Board; (3) to lead the Board in its annual review of the Board's performance; (4) to develop and to recommend to the Board a set of Corporate Governance Guidelines.

II.       PRINCIPAL COMMITTEE RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Governance Committee:

1. Evaluates, in consultation with the Chairman of the Board and Chief Executive Officer, the current composition, size, role and functions of the Board and its committees to oversee successfully the business and affairs of the Company in a manner consistent with the Company's Corporate Governance Guidelines, and makes recommendations to the Board for approval.

2. Determines, in consultation with the Chairman of the Board and Chief Executive Officer, director selection criteria consistent with the Company's Corporate Governance Guidelines, and conducts searches, using outside search firms where appropriate, for prospective directors whose skills and attributes reflect these criteria.

3. Evaluates, in consultation with the Chairman of the Board and Chief Executive Officer, nominees, including nominees nominated by shareholders, and recommends nominees for election to the Board.

4. Evaluates, in consultation with the Chairman of the Board and Chief Executive Officer, and makes recommendations to the Board concerning the appointment of directors to Board committees and the selection of Board committee chairs consistent with the Company's Corporate Governance Guidelines.

5. Evaluates and makes recommendations to the Board regarding director retirements, director renominations and directors' changes in circumstances in accordance with the Company's Corporate Governance Guidelines.

6. Annually evaluates the Governance Committee's performance and the adequacy of this Charter and report its findings to the Board.

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7.   Performs other activities consistent with this Charter, the Company's
     Articles of Incorporation and Bylaws, as amended from time to time, and any governing law as the Board considers appropriate and delegates to the Governance Committee.

8.   Retains independent advisors as necessary.

9.   Consider questions of possible conflicts of interest of Board Members.

The responsibilities and duties set forth above are meant to serve as a guide with the understanding that the committee may diverge from the specific enumerated duties as necessary or appropriate given the circumstances.

III.      COMMITTEE COMPOSITION

The Governance Committee will be comprised of at least three members. All members of the Governance Committee must satisfy, at a minimum, the independence requirements of the listing standards of any national securities exchange or national securities market on which the Shares of the Company may be listed from time to time, and the other director qualification standards set forth in the Company's Corporate Governance Guidelines.

IV.       COMMITTEE MEETINGS

The Governance Committee will meet at least twice each year, or as required, to fulfill its responsibilities set forth in this Charter. The chairperson or his or her designee shall preside over all meetings of the Governance Committee.

V.        APPOINTMENT AND REMOVAL

Members of the Governance Committee shall be appointed by the Board at its annual meeting and shall generally serve until their successors shall be duly appointed and qualified. The Governance Committee shall recommend, and the Board shall designate, one member of the Governance Committees as chairperson. The members shall serve until their resignation, retirement, removal by the Board or until their successors shall be duly appointed and qualified.

VI.       DIRECTOR QUALIFICATIONS

In selecting nominees for the Board, the Governance Committee shall take into account the qualifications set forth in the Company's Corporate Governance Guidelines.

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VII.      SEARCH FIRMS

The Governance Committee shall have the sole authority to retain and terminate any search firm or other consultant, expert or advisor that it may deem necessary or helpful to the Governance Committee in the performance of its duties, and shall have sole authority to terminate any party thus retained. The Governance Committee also shall have sole authority to approve the fees and other term of engagement of any such party. In determining whether to retain or terminate a provider of such services, the Governance Committee may, in its discretion, obtain the input of senior management.

VIII.     RELIANCE ON OTHERS

Unless the committee member has knowledge that makes reliance unwarranted, the Governance Committee members, in discharging their duties to the Corporation, may rely on information, opinions, reports, or statements, any of which may be written or oral, formal or informal, including financial statements, valuation reports, and other financial data, if prepared or presented by: (a) one or more officers or employees of the Corporation whom the committee members believe in good faith to be reliable and competent in the matters presented; (b) legal counsel, independent auditors, or other persons as to matters which the committee member believes in good faith to be within the professional or expert competence of such person; or (c) another committee of the Board of which such committee member is not a member if the committee member believes in good faith that such committee merits confidence.

IX.       CORPORATE GOVERNANCE OVERSIGHT

     1. CORPORATE GOVERNANCE GUIDELINES. The Governance Committee shall: (a) develop and recommend to the Board a set of Corporate Governance Guidelines applicable to the Company; (b) periodically review and reassess the adequacy of such Corporate Governance Guidelines, recommending to the Board any changes deemed appropriate; and (c) generally advise the full Board on corporate governance matters.

     2. POLICIES/GUIDELINES. The Governance Committee shall have the responsibility for interpretation and enforcement of, monitoring and reviewing compliance with, making recommendations to the Board with respect to changes, alterations and modifications of, and making recommendations to the Board with respect to Corporate Governance Guidelines and other policies, codes and guidelines of the Corporation, as the Governance Committee or the Board deems necessary or desirable.

The Governance Committee may investigate all matters brought to its attention that are within its jurisdiction and shall have full access to books and records as well as the authority to retain outside counsel, experts or other consultants.

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X.        MINUTES; REPORTS TO BOARD OF DIRECTORS

The Governance Committee shall keep correct and complete minutes of its proceedings and the names and places of residence of its members.

Following each of its meetings, the Governance Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Governance Committee at the meeting.

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                BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.

                         CORPORATE GOVERNANCE GUIDELINES

THE FOLLOWING CORPORATE GOVERNANCE GUIDELINES HAVE BEEN ADOPTED BY THE BOARD OF DIRECTORS OF BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC. UPON THE RECOMMENDATION OF ITS CORPORATE GOVERNANCE COMMITTEE. THESE GUIDELINES REFLECT THE BOARD'S COMMITMENT TO ENSURING ITS EFFECTIVENESS AND ENHANCING SHAREHOLDER VALUE OVER THE LONG-TERM. THE GUIDELINES ARE SUBJECT TO FUTURE REFINEMENT AND MEDIATION AS THE BOARD MAY DEEM NECESSARY OR ADVISABLE.

SELECTION AND COMPOSITION OF BOARD OF DIRECTORS

SIZE OF THE BOARD

Boston Capital Real Estate Investment Trust, Inc.'s Articles of Incorporation and by-laws provide that the Board of Directors consists of not less than five persons, with the exact number determined from time to time by resolution of the Directors. We believe a Board should neither be too small to maintain the needed expertise and independence, nor too large to be efficiently functional. Our general expectation is that our Board will consist of between five and seven Directors, although we will periodically review the appropriate size and mix of the Board in light of our stated objectives below.

SELECTION OF NEW DIRECTORS

The Board of Directors has delegated to the Nominating and Corporate Governance Committee (the "Governance Committee") the task of identifying, reviewing, and nominating Director candidates for election by the stockholders.

BOARD MEMBERSHIP CRITERIA

It is the policy of our Board of Directors that Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. The Board of Directors at all times should adhere to the standards of independence promulgated by any national securities exchange or national securities market on which the shares of the Company may be listed from time to time.

Our Board of Directors is also intended to encompass a range of talents, ages, skill, diversity, and expertise (particularly in the areas of accounting, corporate governance, and the financial and related industries) sufficient to provide sound and prudent guidance with respect to the operations and interest of Boston Capital Real Estate Investment Trust, Inc. Our Board members are expected to be able to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties on our behalf.

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DIRECTOR INDEPENDENCE

The Board of Directors believes that as a matter of policy at least a majority of the members of our Board of Directors should be independent. The Governance Committee is responsible for assessing compliance with this policy on an annual basis. An "independent" director is one who satisfies the independence definition promulgated by any national securities exchange or national securities market on which the shares of the Company may be listed from time to time and who:

       - has not been employed by Boston Capital Real Estate Investment Trust, Inc. or any of its subsidiaries or affiliates at any time within the previous three years;

       - is not an immediate family member of an individual who is, or within the past three years was, an executive officer of Boston Capital Real Estate Investment Trust, Inc. or any subsidiary;

       - does not accept and has not accepted, and does not have a non-employee member of his or her immediate family who accepts or has accepted, payments (including political contributions) from Boston Capital Real Estate Investment Trust, Inc. in excess of $60,000 during the current fiscal year or any of the past three fiscal years, other than payments for board service, travel or related expenses, benefits under a tax-qualified retirement plan or non-discretionary compensation;

       - is not, and in the previous three years has not been, an executive (or a member of his or her immediate family has not been employed as an executive) of another entity in which an executive officer of Boston Capital Real Estate Investment Trust, Inc. serves on the compensation committee;

       - is not a partner in, or a controlling shareholder or an executive officer of, any organization to which Boston Capital Real Estate Investment Trust, Inc. made, or from which Boston Capital Real Estate Investment Trust, Inc. received, payments (other than those arising solely from investments in Boston Capital Real Estate Investment Trust, Inc. securities) in the current fiscal year or any of the past three fiscal years that exceed the greater of 5% of the recipients consolidated gross revenues for that year, or $200,000;

       - is not, and in the previous three years has not been, a partner, former partner or employee of Boston Capital Real Estate Investment Trust, Inc.'s outside auditor who worked on Boston Capital Real Estate Investment Trust, Inc.'s audit or a member of the immediate family of such persons; and

       - does not otherwise have a relationship that the Board determines would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

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In addition to the above independence requirements relating to all directors, the members of the Audit Committee, Compensation Committee and Governance Committee may not receive, directly or indirectly, any fees from Boston Capital Real Estate Investment Trust, Inc. other than those described below under "BOARD COMPENSATION POLICY AND STOCK OWNERSHIP."

DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITY

The Governance Committee will review the appropriateness of continuing board membership of Directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to join our Board of Directors.

The Board of Directors also believes that each outside Director should advise the Governance Committee in advance of accepting an invitation to serve as a member on another for-profit board of directors. When the Chief Executive Officer resigns or is removed from that position, he is encouraged to also tender his resignation from the Board of Directors. Whether that individual continues to serve on the Board of Directors is a matter for discussion at that time between the Board of Directors, through the Governance Committee, that individual, and the new Chief Executive Officer.

DIRECTOR TERM LIMITS

The Board of Directors does not believe it should establish term limits. While term limits could help insure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who over time have developed increasing insight into Boston Capital Real Estate Investment Trust, Inc. and its operations and therefore provide an increasing contribution to the Board of Directors as a whole.

RETIREMENT POLICY

The Board of Directors has adopted a retirement policy for its Directors. No individual may be elected or reelected as a Director once he or she reaches age
75. Any Director who turns age 75 while serving as a Director may continue to serve as a Director for the remainder of his or her then current term. The specified retirement age may be extended at the discretion of the Board of Directors for good reason and in the Board's sole discretion.

BOARD COMPENSATION AND PERFORMANCE

BOARD COMPENSATION POLICY AND STOCK OWNERSHIP

The Compensation Committee shall have the responsibility for recommending to the entire Board of Directors the compensation and benefits for non-employee Directors. It is appropriate for the Compensation Committee to report from time to time to the entire Board of Directors on the status of director compensation in relation to peer companies.

An executive officer of the company serving as a member of the Board of Directors shall not receive additional compensation for his or her service as Director.

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Any proposed changes in director compensation should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the entire Board of Directors. It is the policy of the Board of Directors that a portion of director compensation should be in the form of stock or stock based instruments in order to align their interest with those of stockholders.

EVALUATION OF BOARD PERFORMANCE

The Governance Committee is responsible for annually reporting to the Board of Directors on the overall performance of the Board of Directors and each of its standing committees. If the Governance Committee so desires, it may be assisted by an outside consultant in making its assessment of the overall performance of the Board of Directors and its standing committees.

The report should include an evaluation of, among other things, (i) the composition and independence of the Board, (ii) the Board's access to and review of information from management, (iii) responsiveness of the Board to stockholder concerns, and (iv) maintenance and implementation of these corporate governance guidelines.

INTERACTION WITH INSTITUTIONAL INVESTORS, PRESS, CUSTOMERS, ETC.

The Board of Directors believes that management should speak for Boston Capital Real Estate Investment Trust, Inc. Individual non-management Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with Boston Capital Real Estate Investment Trust, Inc., but it is expected that these members would do this with the knowledge of management and, in most instances, at the request of management.

MEETINGS OF THE BOARD OF DIRECTORS

SCHEDULING AND SELECTION OF AGENDA ITEMS FOR BOARD MEETINGS

The Chairman of the Board, in consultation with other members of the Board of Directors, will determine the frequency and length of Board meetings. Regular meetings will generally be held at least once a quarter. In addition to regularly scheduled meetings, additional unscheduled meetings may be called upon appropriate notice.

The Chairman of the Board and the Chief Executive Officer will establish the agenda for each Board meeting.

Each Director may suggest the inclusion of items for the agenda, or raise at any Board meeting subjects that are not on the agenda or request the presence of or a report by any member of management.

If a Director has a personal interest in a matter before the Board, the Director shall disclose the interest to the Board, recuse himself or herself from participation in the discussion and shall not vote on the matter.

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BOARD MATERIAL AND PRESENTATIONS

Information and data that is important to the understanding of the business and matters to be considered at the Board meeting should be distributed to Board members in writing and, except in rare circumstances, in advance of the meeting.

The Board of Directors encourages management to schedule managers to be present at Board meetings who (i) can provide additional insight into the specific matters being discussed because of personal involvement in these areas or (ii) have future potential that management believes should be the given exposure to the Board of Directors.

PARTICIPATION IN BOARD MEETINGS

We expect our Board members to prepare for, attend and participate in all Board and applicable committee meetings. Unexcused absences resulting in Directors who attend fewer than 75 percent of regularly scheduled Board and committee meetings in any year may prohibit renomination to the Board.

ACCESS TO MANAGEMENT

Each Director is encouraged to keep himself informed of the affairs of the Company between Board meetings, through direct contact with members of senior management and each Director will have complete access to any such member of senior management.

MEETINGS OF THE INDEPENDENT DIRECTORS

It is the policy of the Board of Directors to have a separate meeting session for the non-employee directors from time to time to review matters concerning the relationship of the Board of Directors with the management, Directors and other members of senior management and such other matters as it deems appropriate. The non-employee Directors shall not take any formal actions at these meeting, although they may subsequently recommend matters for full consideration by the Board of Directors. The Chairman of the Board, if a non-employee director, shall preside.

COMMITTEES OF THE BOARD OF DIRECTORS

NUMBER OF COMMITTEES

Our Board of Directors will establish committees from time to time to facilitate and assist in the execution of its responsibilities. These committees shall generally address issues that, because of their complexity and technical nature, level of detail and time requirements or because of proper corporate governance principles cannot be adequately addressed at larger Board meetings.

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The Company currently has three committees, the Compensation Committee, Audit
Committee, and the Corporate Governance Committee. There will, from time to time, be occasions on which the Board of Directors may want to form a new committee or disband a current committee. Only Directors meeting the "independence" requirements of the any national securities exchange or national securities market on which the shares of the Company may be listed from time to time may serve on the Compensation, Audit and Governance Committees. Independent Directors may serve on more than one of the above committees.

Written charters shall be adopted for each committee where required and in accordance with applicable law and the requirements of any national securities exchange or national securities market, on which the shares of the Company may be listed from time to time, that shall be periodically reviewed by that committee. If the Company maintains a web site, we will make the charters for our Compensation, Audit and Governance Committees available on our web site for review by our stockholders.

ASSIGNMENT AND TERM OF SERVICE OF COMMITTEE MEMBERS

The Board of Directors is responsible for the appointment of committee members and committee chairmen, taking into account the desires of individual members, the recommendations of the Governance Committee and the comments of the Chief Executive Officer. It is expected that each committee chairman will have had previous service on the applicable committee. In making such appointments, the Board of Directors shall consider the rotation of committee membership and chairmanship at appropriate intervals, although the Board does not believe that rotation should be mandated as a policy.

FREQUENCY AND LENGTH OF COMMITTEE MEETINGS AND COMMITTEE AGENDA

The committee chairman, in consultation with the other committee members, will determine the frequency and length of committee meetings. Any Director who is not a member of a particular committee may attend any committee meetings with the concurrence of the committee chairman.

LEADERSHIP DEVELOPMENT

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

DIRECTOR ORIENTATION. The Board and the Company's management shall conduct an orientation program for new Directors to thoroughly familiarize them with the duties, risks, business operations, and risk management of the Company as well as the expected conduct of directors. The orientation program shall include a review of the Directors' fiduciary duties. All other Directors are also invited to attend the orientation program.

CONTINUING EDUCATION. Each Director is encouraged to be involved in continuing Director education on an ongoing basis to enable him or her to more effectively perform his or her duties. Each Director is expected to comply with all applicable continuing education requirements of any national securities exchange or national securities market on which the

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shares of the Company may be listed from time to time. The Company shall pay all reasonable expenses related to continuing Director education.

SUCCESSION PLANNING

The Chief Executive Officer reviews succession planning for senior management positions with the Compensation Committee on an annual basis. The Governance Committee is responsible for the development of policies and principles for succession planning for the Chief Executive Officer, including succession in the event of an emergency.

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